EXHIBIT 99.1 – Press release

5711 S 86TH CIR • PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 592-4006
Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE
April 22, 2005

CONTACT:
VIN GUPTA – CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 · Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com

RAJ DAS – CHIEF FINANCIAL OFFICER
Phone: (402) 593-4517 · Fax: (402) 339-0265
E-Mail: raj.das@infousa.com

LAUREL GUPTA – DIRECTOR, INVESTOR RELATIONS
Phone: (402) 593-4535 · Fax: (402) 339-0265
E-Mail: laurel.gupta@infousa.com

Anshoo Gupta Appointed to infoUSA Board

(OMAHA, NE)—infoUSA, (NASDAQ: IUSA) the leading provider of proprietary business and consumer databases, today announced that it has appointed Anshoo Gupta to its Board of Directors. Mr. Gupta is not related to Vinod Gupta, Chief Executive Officer of the Company.

Mr. Anshoo Gupta has been President of JAG Operations, LLC, a management consulting company since 2003. Prior to 2003, he was the President of the Production Systems Group of Xerox Corporation, Stamford, CT, where he had worldwide responsibility for production monochrome and production color systems for publishing and transaction printing environment. In his capacity as the President of the Production Systems Group of Xerox Corporation, Mr. Gupta was responsible for a business with over $5 billion in annual revenues. Mr. Gupta joined Xerox in 1969 and held a series of financial, planning, marketing and general management assignments during his employment at Xerox.

Vin Gupta, Chairman and CEO, infoUSA, commented, “We are very excited and honored to have Anshoo join our Board. Anshoo has extensive experience in technology, marketing, sales management, and finance. There are not many people who have such a well-rounded set of talents in one person.”

Anshoo Gupta commented, “I am pleased to join an outstanding team of directors on the infoUSA Board. This company has tremendous growth opportunity in the small to medium sized enterprises with its high quality business and consumer databases. I am looking forward to drawing on my professional experience from Xerox to help advance the strategic vision of the infoUSA management team.”

About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.